Exhibit 5.1

November 30, 2017

Enel Chile S.A.

Santa Rosa 76

Santiago, Chile

Ladies and Gentlemen:

We have acted as special Chilean counsel for Enel Chile S.A. (“Enel Chile”), a publicly held corporation organized under the laws of the Republic of Chile, in connection with the tender offers being made by Enel Chile in Chile and the United States of America for all outstanding shares and American Depositary Shares (“ADSs”) of Enel Generación Chile S.A. not owned by Enel Chile (the “Tender Offer”). The consideration for such Tender Offer will be paid by Enel Chile in cash but will be conditioned on the tendering Enel Generación Chile S.A. shareholders and ADS holders agreeing to allocate a specified portion of the cash consideration in the Tender Offer to subscribe for Enel Chile shares to be issued in the context of this transaction (the “Shares”).

We are giving this opinion in connection with the Registration Statement on Form F-4/A (Registration No. 333-221156) filed by Enel Chile with the U.S. Securities and Exchange Commission (the “Registration Statement”) to effect the registration of the Shares pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Act”).

In rendering the opinions expressed below, we have examined the by-laws of Enel Chile and such other corporate records, documents, agreements and certificates that we have considered necessary or appropriate for the purposes of this opinion expressed below.

In giving the opinions below we have assumed (without independent investigation on our part):

(a)	the genuineness of all signatures thereon;

(b)	the legal capacity of all individuals;

Carey y Cía. Ltda.

Isidora Goyenechea 2800, Piso 43

Las Condes / Santiago / Chile

Tel : +56 2 2928 2200 / Fax : +56 2 2928 2228

www.carey.cl

(c)	the authenticity of all documents and records presented as originals, and the conformity with the originals of all documents and records presented as copies.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we advise you that in our opinion:

Upon settlement of the Tender Offer and provided that (i) the issuance of the Shares has been duly authorized by the shareholders of Enel Chile and the Board of Directors of Enel Chile thereafter effects such issuance, (ii) the Superintendencia de Valores y Seguros de Chile has approved and registered the issuance of the Shares in accordance with Chilean law, and (iii) the Tender Offer has been declared successful in accordance with its terms, as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is subject to the following qualifications:

(a)    We are qualified to practice law in Chile and we do not purport to be experts in or to express any opinion herein concerning, any laws other than the laws of Chile that are currently in effect. In particular, we have made no independent investigation of the laws of the United States of America or any state thereof as a basis for our opinion, and have assumed that there is nothing in any such laws that affect our opinion.

(b)    With respect to matters of fact, we have relied upon the representations, opinions and certificates of officers of Enel Chile or other written statements of officials of jurisdictions having custody of relevant documents.

(c)    This opinion letter is effective only as of the date hereof. We assume no obligation to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any person relying on this opinion letter at any time after the date hereof should seek the advice of its counsel as to the proper application of this opinion letter at such time.

We hereby consent to the filing with the U.S. Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the references made to our firm under caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration

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Carey y Cía. Ltda.

Isidora Goyenechea 2800, Piso 43

Las Condes / Santiago / Chile

Tel : +56 2 2928 2200 / Fax : +56 2 2928 2228

www.carey.cl

Statement, including this exhibit, within the meaning of the term “expert” as used in the Act, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder.

This opinion letter is provided to you by us in our capacity as special Chilean counsel to Enel Chile and may not be used for any purpose, other than in connection with the transactions described in the Registration Statement, without, in each instance, our prior written consent.

Very truly yours,

Carey y Cía. Ltda.

By:	/s/ Alfonso Silva
Name: Alfonso Silva Title: Partner

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Carey y Cía. Ltda.

Isidora Goyenechea 2800, Piso 43

Las Condes / Santiago / Chile

Tel : +56 2 2928 2200 / Fax : +56 2 2928 2228

www.carey.cl